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                                                                    Exhibit 99.A

                               JANUS ASPEN SERIES
                              JANUS ADVISER SERIES
                              JANUS INVESTMENT FUND

                              SECRETARY CERTIFICATE

The undersigned, being the Secretary of Janus Aspen Series ("JAS"), and Janus Adviser Series ("JAD"), each a trust with transferable shares of the type commonly called a Delaware statutory trust (each a "Trust"), and the Secretary of Janus Investment Fund ("JIF"), a trust with transferable shares of the type commonly called a Massachusetts business trust (a "Trust" and, collectively with JAD and JAS, the "Trusts"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of JAS and JAD by their Amended and Restated Trust Instruments dated December 29, 2005, and March 18, 2003, respectively, and of JIF by its Amended and Restated Agreement and Declaration of Trust dated March 18, 2003, as may be amended from time to time, and by the affirmative vote of a majority of the Trustees of each Trust, including a majority of the Trustees who are not "interested persons" of the Trusts (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended), at a meeting duly called and held on June 25, 2009 the following resolutions were adopted:

     RESOLVED, that, consistent with the recommendation of the Legal and Regulatory Committee, the Trustees of the Janus Investment Fund, Janus Aspen Series and Janus Adviser Series (collectively the "Trusts") approve the Trusts' participation in a renewed joint insured bond (the "Renewed Bond") to be issued by ICIM for the term June 30, 2009 to June 29, 2010 in substantially the form discussed at this meeting and in the amount of at least $10,000,000, which amount will maintain the Trusts' compliance with the requirements of Rule 17g-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), and find and determine such amount to be reasonable and in excess of the sum of the minimum amount required per investment company insured pursuant to Rule 17g-1 under the 1940 Act, taking into consideration, among other things, the amount of coverage for each insured party, the number of insured parties, the amount and allocation of the premium to each insured party, the nature of the business activities of each insured party, the aggregate assets of the Funds to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Funds' portfolios, as discussed with the Legal and Regulatory Committee (the "L&R Committee") at its meeting;

     FURTHER RESOLVED, that, consistent with the recommendation of the L&R Committee, the Trustees of each Trust authorize and direct the Trusts' officers and affiliates of Janus Capital Management LLC to prepare, execute, and file such amendments and supplements to the Renewed Bond and to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act and the rules and regulations thereunder; and

     FURTHER RESOLVED, that, consistent with the recommendation of the L&R Committee, the Trustees of the Trusts authorize and approve the proposed allocation of a portion of the premium for the Renewed Bond to each series of such Trust, subject to ratification by the Trustees upon determination of final allocation amounts, which share of the premium allocated to each Trust is determined to be less than the premium that each Trust would pay if each Trust maintained a single insured bond.

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IN WITNESS WHEREOF, the undersigned has set her hand and seal this 8th day of
October, 2009.


                                        /s/ Stephanie Grauerholz-Lofton
                                        ----------------------------------------
                                        Stephanie Grauerholz-Lofton, Secretary

STATE OF COLORADO                      )
                                       )   ss.
CITY AND COUNTY OF DENVER              )

     BEFORE ME, the undersigned authority, on this day personally appeared Stephanie Grauerholz-Lofton, Secretary of Janus Adviser Series, Janus Aspen Series, and Janus Investment Fund, who, being by me first duly sworn, stated on her oath that the foregoing document is true and correct and that she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 8th day of October, 2009.


My Commission Expires:                  /s/ Lynn D. Williams
                                        ----------------------------------------
                                        Lynn D. Williams
________________________                Notary Public
6/8/11